Exhibit 99.1

Spectrum Global Solutions Acquires $20 Million ADEX Corporation

Secures $5 Million Revolving Credit Facility

LONGWOOD, Fla., Feb. 28, 2018 (GLOBE NEWSWIRE) -- Spectrum Global Solutions, Inc., (f/k/a Mantra Venture Group, Ltd), (OTC:SGSI) (the “Company”), announces today the closing of the previously announced acquisition of ADEX Corporation, an Alpharetta, Georgia-based company and ADEX Puerto Rico LLC. offering turnkey wireless and wireline telecom services and project staffing. ADEX with operations nationwide and in the Caribbean, has supported telecommunications companies for the last 25 years throughout the project life cycle of existing and next generation network deployments nationally and internationally.

Separately the Company announces Closing on a revolving $5 Million credit facility.

Roger Ponder, CEO, stated, “We are very excited to close on this acquisition. ADEX annual revenue for 2017 was over $20 Million; producing more than $1M of adjusted EBITDA.” We were able to accomplish this acquisition using commercial paper, and without any dilution to our shareholders.   Our new financing facility will allow us to support the anticipated growth of this operation in 2018. ADEX brings new clients and capabilities to the Company and provides a wide range of engineering, installation and diversified managed solutions that will enhance our existing portfolio and be accretive to earnings.”

About Spectrum Global Solutions:

Spectrum Global Solutions, Inc. (SGSI) operates through its AW Solutions, ADEX and Mantra Energy Alternatives subsidiaries.

AW Solutions (AWS) is a leading provider of telecommunications engineering and infrastructure services across the United States, Canada, Puerto Rico, Guam and Caribbean. ADEX is a leading provider of project services and staffing solutions to the wireless and wireline telecommunication industry nationally and internationally. The Company’s subsidiary Mantra Energy Alternatives is developing electrochemical technologies designed to make reducing greenhouse gas emissions profitable.  For more information about the Company and its technologies visit the Company’s public filings at SEC.gov.

Forward-looking statements:

The above news release contains forward-looking statements. The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, including statements related to expected market trends and the Company’s performance, are all “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performances, and are subject to a wide range of external factors, uncertainties, business risks, and other risks identified in filings made by the company with the Securities and Exchange Commission. Actual results may differ materially from those indicated by such forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based except as required by applicable law and regulations.

CONTACT:
Investor Relations
Spectrum Global Solutions, Inc.
561-672-7068